AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED AUGUST 1, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On August 1, 2012, our net asset value (“NAV”) per institutional share is $9.783 and our NAV per retail share is $9.844.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of July 2, 2012:	$6,931,686.48

Net Assets as of August 1, 2012:
Real Estate Properties, at Fair Value	$25,994,877.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,221,646.02
Subscriptions Receivable	-
Prepaid Organizational and Other Costs	3,930,802.92
Total Net Assets	31,147,326.90
Liabilities
Financing	21,368,006.26
Deferred Revenue	130,212.52
Other Liabilities (1)	2,930,159.73
Total liabilities	24,428,378.51
Net Asset Value	$6,718,948.39

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
July 3, 2012	$9.781	$9.837
July 5, 2012	$9.781	$9.837
July 6, 2012	$9.781	$9.837
July 9, 2012	$9.781	$9.838
July 10, 2012	$9.781	$9.838
July 11, 2012	$9.781	$9.839
July 12, 2012	$9.781	$9.839
July 13, 2012	$9.781	$9.839
July 16, 2012	$9.782	$9.840
July 17, 2012	$9.782	$9.840
July 18, 2012	$9.782	$9.840
July 19, 2012	$9.782	$9.840
July 20, 2012	$9.782	$9.841
July 23, 2012	$9.782	$9.841
July 24, 2012	$9.782	$9.842
July 25, 2012	$9.782	$9.842
July 26, 2012	$9.783	$9.842
July 27, 2012	$9.783	$9.843
July 30, 2012	$9.783	$9.844
July 31, 2012	$9.783	$9.844
August 1, 2012	$9.783	$9.844